Exhibit 10.39
Corrections Corporation of America (the “Company”)
Summary of Director and Executive Officer Compensation
I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Retainers and Fees	2007
Board retainer	$50,000
Board meeting fee	$3,000
Audit chair retainer	$10,000
Audit member retainer	$2,000
Compensation, Nominating and Governance chair retainer	$5,000
Committee chair meeting fee (excluding Executive)	$2,500
Non-chair committee meeting fee	$2,000
     In addition to the cash compensation set forth above, each non-employee director receives a nondiscretionary annual grant of a non-qualified option for the purchase of 12,000 shares of the Company’s common stock. The option has an exercise price equal to the fair market value of the stock on the grant date and fully vests on the first anniversary thereof.
II. Executive Officer Compensation. The following table sets forth the current base salaries and the fiscal 2007 performance bonuses provided to the individuals who the Company expect to be its Named Executive Officers for 2007.

		Fiscal 2007
Executive Officer	Current Salary	Bonus Amount
John D. Ferguson	$724,500	$1,068,374
Irving E. Lingo, Jr. (1)	$353,550	$—
Todd J Mullenger	$270,000	$352,568
Richard P. Seiter	$300,150	$442,613
G. A. Puryear, IV	$248,400	$366,300
William K. Rusak	$258,750	$381,562
Kenneth A. Bouldin (2)	$321,368	$317,514
(1)	Effective March 16, 2007, Mr. Lingo stepped down as Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company, however, pursuant to the terms of an amendment to his employment agreement, Mr. Lingo agreed to remain employed by the Company for an additional one-year period. Mr. Lingo was not entitled to receive a bonus for 2007.
(2)	Effective August 31, 2007, Mr. Bouldin stepped down as Executive Vice President and Chief Development Officer of the Company, however, pursuant to the terms of an amendment to his employment agreement, Mr. Bouldin agreed to remain employed by the Company for an additional one-year period. Mr. Bouldin was entitled to receive a pro rata bonus for 2007.

     The Named Executive Officers also participate in the Company’s 2008 Cash Bonus Plan and will continue to receive long-term incentive awards pursuant to the Company’s stockholder approved equity incentive plans.
     Apart from the receipt of long-term incentive awards, certain of the Company’s other executive officers who are not Named Executive Officers also participate in a special incentive cash bonus plan that operates based on financial results of the Company in a similar manner to the Company’s 2008 Cash Bonus Plan.
III. Additional Information. The foregoing information is summary in nature. Additional information regarding director and Named Executive Officer compensation will be provided in the Company’s proxy statement to be filed in connection with the 2008 annual meeting of stockholders.